FOR IMMEDIATE RELEASE
Contact: Nick Zangari
(502) 394-1157
Nick.Zangari@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2020 FIRST QUARTER RESULTS
LOUISVILLE, Ky. (April 29, 2020) - Churchill Downs Incorporated (Nasdaq: CHDN) ("CDI" or the "Company") today reported business results for the first quarter ended March 31, 2020.
First Quarter 2020 Highlights
•Net revenue of $252.9 million, down 5% over the prior year quarter
•Net loss attributable to CDI of $23.4 million compared to net income attributable to CDI of $11.6 million in the prior year quarter
◦Adjusted net income of $2.0 million, compared to $25.5 million in the prior year quarter
•Adjusted EBITDA of $55.3 million, down 26% compared to $74.6 million in the prior year quarter
•Strong performance from TwinSpires with handle growth of 8.3% over the prior year quarter
•The Company has taken steps to address the ongoing adverse impact of the coronavirus (COVID-19) pandemic on our business, employees, customers, shareholders and the local communities in which we operate

CONSOLIDATED RESULTS	First Quarter
(in millions, except per share data)	2020	2019

Net revenue	$252.9	$265.4
Net (loss) income attributable to CDI	$(23.4)	$11.6
Diluted EPS attributable to CDI	$(0.59)	$0.29
Adjusted net income(a)(b)	$2.0	$25.5
Adjusted diluted EPS(a)(b)	$0.05	$0.63
Adjusted EBITDA(b)	$55.3	$74.6

(a) Reflects amounts attributable to CDI.
(b) These are non-GAAP measures. See explanation of non-GAAP measures below.
“During this unprecedented pandemic, we remain focused on the health and safety of our team members, customers and communities,” said Bill Carstanjen, Chief Executive Officer. “We appreciate the support we are receiving from our state and local government and regulatory officials as well as our community leaders who are reviewing our proposed safety protocols and working with us to determine the appropriate timing for re-opening our properties.”
“Our strong balance sheet and the deep experience and resilience of our team will enable us to emerge from these challenging times as a stronger company ready to execute on all of the growth opportunities we have shared with our investors,” said Carstanjen. “We look forward to the 146th Kentucky Derby on September 5th which will be a special day for all of us as we celebrate together once again this magical and iconic event after such a difficult period for our country.”

First Quarter 2020 Net Loss Attributable to CDI
The Company's first quarter of 2020 net loss attributable to CDI was $23.4 million compared to net income of $11.6 million in the prior year quarter. The Company's first quarter of 2020 net loss from continuing operations was $22.6 million compared to net income from continuing operations of $11.9 million in the prior year quarter. CDI had $0.9 million in net loss from discontinued operations in the first quarter of 2020 compared to $0.3 million in the prior year quarter. Our net loss attributable to our noncontrolling interest was $0.1 million in the first quarter of 2020.
The following items impacted the comparability of the Company's first quarter net loss from continuing operations:
•$12.0 million non-cash after-tax expense related to our impairment of the Presque Isle Downs and Casino intangible assets; and
•$7.6 million after-tax expense increase related to our equity portion of the non-cash change in fair value of Midwest Gaming's (the parent company of Rivers Des Plaines) interest rate swaps;
•Partially offset by:
◦$3.1 million after-tax decrease of our equity portion of Midwest Gaming's recapitalization and transaction costs in the first quarter of 2019 that did not recur in the current year quarter;
◦$2.8 million non-cash tax impact related to the re-measurement of our net deferred tax liabilities in the first quarter of 2019 that did not recur in the current year quarter based on an increase in revenue related to states with higher tax rates; and
◦$2.7 million after-tax decrease in expenses related to transaction, pre-opening and other expenses in the current year quarter compared to the prior year quarter.
Excluding these items, net income from continuing operations decreased $23.5 million primarily due to the following:
•$20.2 million after-tax decrease driven by the results of our operations and equity income from our unconsolidated affiliates primarily due to the temporary closure of our gaming facilities as a result of the COVID-19 pandemic; and
•$3.3 million after-tax increase in interest expense associated with higher outstanding debt balances.
The Company's first quarter 2020 net loss from discontinued operations increased by $0.6 million compared to the prior year quarter due to higher legal expenses related to Big Fish Games. Big Fish Games is reported as discontinued operations for all periods presented.
COVID-19 Update
The COVID-19 pandemic and measures taken to limit the impact of COVID-19, including shelter-in-place orders, social distancing measures, travel bans and restrictions, and business and government shutdowns, have already resulted in significant negative economic impacts in the United States and in relation to our business.
The impact of COVID-19 on the Company resulted in the temporary closure or suspension of operations at certain of our properties beginning on March 14, 2020 as a precautionary measure in cooperation with state and local authorities in order to protect our employees, customers, and communities. The supplemental information in this release provides additional detail on the properties that have been impacted. The Company is fully committed to working with relevant federal, state and local authorities to determine when it is safe and permitted for each property to reopen.

On March 25, 2020, as a result of these temporary closures, the Company announced the temporary furlough of employees at its wholly-owned gaming properties and certain wholly-owned racing operations. The Company is continuing to provide health, dental, vision and life insurance benefits to furloughed employees at our wholly-owned properties. The Company also implemented a salary reduction for all remaining non-furloughed salaried employees based on a percentage that varies dependent upon the amount of each employee’s salary. The most senior level of executive management has received the largest salary decrease, based on both percentage and dollar amount. The salary reductions will remain in effect until the Company begins to return to normalized operations.
There have been a number of other aspects of our business that have been impacted by COVID-19 during the three months ended March 31, 2020, including the following:
•The Company rescheduled the 146th Kentucky Oaks and Derby from May 1-2, 2020 to September 4-5, 2020. Kentucky Derby week race dates and related events will begin on September 1, 2020.
•Starting in mid-February 2020, U.S. and international sporting events were cancelled, which reduced our sports betting options for our customers.
•Horse racing content for wagering on TwinSpires decreased, although handle increased as our customers wagered more on the content that was available.
CDI Financial Status and Outlook
The Company temporarily reduced its planned maintenance and project capital expenditures for 2020 as a result of the temporary property and operations closures described above and prioritization of capital investments based on the highest near-term return opportunities in order to maintain financial flexibility.
On March 16, 2020, we borrowed $675.4 million on our revolving credit facility in order to provide the Company with additional financial flexibility and to give the Company a total unrestricted cash and cash equivalents position of $700.9 million as of March 31, 2020.
On April 28, 2020, the Company entered into a Second Amendment to its Credit Agreement, which (i) provides for a financial covenant relief period through the date on which the Company delivers its quarterly financial statements and compliance certificate for the fiscal quarter ending June 30, 2021, subject to certain exceptions (the “Financial Covenant Relief Period”), (ii) amends the definition of “Consolidated EBITDA” in the Credit Agreement with respect to the calculation of Consolidated EBITDA for the first two fiscal quarters after the termination of the Financial Covenant Relief Period, (iii) extends certain deadlines and makes certain other amendments to the Company’s financial reporting obligations, (iv) places certain restrictions on restricted payments during the Financial Covenant Relief Period, and (v) amends the definitions of “Material Adverse Effect” and “License Revocation” in the Credit Agreement to take into consideration COVID-19.
During the Financial Covenant Relief Period, the Company will not be required to comply with its existing consolidated total secured net leverage ratio financial covenant and the interest coverage ratio financial covenant. The Company has agreed to a minimum liquidity financial covenant that requires the Company and its restricted subsidiaries to maintain liquidity of at least $150.0 million during the Financial Covenant Relief Period.
We continue to assess the situation at our properties and operations on a daily basis; however, we are unable to determine when we will be able to reopen our properties and operations and the conditions upon which we will reopen. Our second quarter of 2020 financial results will be materially impacted by the rescheduling of the Kentucky Oaks and Derby from the second quarter of 2020 to the third quarter of 2020, by the continued closure and suspended operations of our wholly-owned gaming properties and certain wholly-owned racing operations, and by the continued closure of the casino properties related to our two equity investments.

Based on our projected operating cash flow needs, interest and debt repayments, and revised maintenance and project capital expenditures described above, we believe we have adequate cash for at least the next twelve months to fund our business operations, meet all of our financial commitments, and invest in key growth capital projects.
Turfway Park Annex
On April 21, 2020, CDI’s Board of Directors approved up to $38.4 million of capital expenditures relating to Turfway Park's racetrack in Newport, Kentucky, including its design, permits, historical racing machines (“HRMs”) and the improvement and buildout of an extension of the racetrack in an existing shopping center structure. On April 21, 2020, The Kentucky Horse Racing Commission ratified CDI's approval to begin construction on the track extension to Turfway Park at Newport Plaza Shopping Center, as well as conditional approval of pari-mutuel wagering, including HRMs. The 46,500 sq. ft. leased location will serve as a simulcast and HRM facility while Turfway Park is under renovation and will support the purse funding for future Turfway Park live race meets. The facility will open with a simulcast area including a separate VIP simulcast room, a 17,000 square feet gaming floor with 500 HRMs and a feature bar. The facility will provide approximately 70 full time-equivalent jobs. We anticipate that Turfway Park’s track extension will be available to open in the fourth quarter of 2020.
Derby City Gaming Smoking Patio
On April 21, 2020, CDI’s Board of Directors approved $13.5 million of capital expenditures related to the construction of a new outdoor smoking patio on the south side of our existing Derby City Gaming facility to complement the current smoking patio on the north side of the facility. The new smoking patio will result in a net addition of 195 HRMs to Derby City Gaming. We anticipate that the new smoking patio will open by early fourth quarter of 2020.
Segment Results
The summaries below present net revenue from external customers and intercompany revenue from each of our reportable segments:

Churchill Downs	First Quarter
(in millions)	2020	2019

Net revenue	$23.8	$21.4
Adjusted EBITDA	1.9	1.4
For the first quarter of 2020, net revenue increased $2.4 million from the prior year quarter primarily due to a $2.9 million increase from Derby City Gaming's continued growth prior to the temporary closure of the facility. Partially offsetting the increase was a $0.5 million decrease at Churchill Downs Racetrack primarily due to the temporary suspension of simulcasting operations.
Adjusted EBITDA increased $0.5 million in the first quarter of 2020 from the prior year quarter due to a $1.7 million increase from Derby City Gaming due to the increase in net revenue, partially offset by a $1.2 million decrease from Churchill Downs Racetrack primarily due to higher salaries and related benefits as well as our temporary suspension of simulcast operations.
As previously announced, the Company rescheduled the 146th Kentucky Oaks and Kentucky Derby to be held on September 4th and 5th, 2020. Kentucky Oaks and Kentucky Derby related events will begin on September 1, 2020.

Online Wagering	First Quarter
(in millions)	2020	2019

Net revenue	$67.7	$63.4
Adjusted EBITDA	15.0	16.9
For the first quarter of 2020, net revenue increased $4.3 million from the prior year quarter primarily due to a $3.7 million increase at TwinSpires. U.S. thoroughbred industry handle decreased 1.0% during the first quarter of 2020 compared to the prior year quarter. Although horse racing content for wagering decreased, TwinSpires handle grew 8.3% during the first quarter of 2020 compared to the prior year quarter as our customers wagered more on the content that was available. Active players increased 11.6% for the first quarter of 2020 compared to the prior year quarter while net revenue per active player declined 3.5%.
Our online sports betting and iGaming net revenues increased $0.6 million compared to the prior year quarter primarily due to a full quarter of iGaming results in Pennsylvania and New Jersey for the first quarter of 2020 compared to the prior year quarter. Sports betting net revenue growth was impacted by the suspension of all major U.S. and international sporting events beginning in mid-February 2020.
Adjusted EBITDA decreased $1.9 million in the first quarter of 2020 from the prior year quarter primarily due to a $4.1 million decrease from increased marketing spend and costs associated with the continued build-out of our online sports betting and iGaming operations, partially offset by a $2.2 million increase from TwinSpires due to an increase in handle and active players.

Gaming	First Quarter
(in millions)	2020	2019

Net revenue	$149.1	$170.1
Adjusted EBITDA	49.0	64.8
For the first quarter of 2020, net revenue decreased $21.0 million from the prior year quarter primarily driven by the loss of revenue resulting from the temporary closure of all of our Gaming properties.
Adjusted EBITDA decreased $15.8 million for the first quarter of 2020 from the prior year quarter primarily driven by:
•$21.2 million decrease at our wholly-owned Gaming properties from the decrease in net revenue from the temporary closure of all of our Gaming properties;
•Partially offsetting this decrease was a $5.4 million increase from our equity investments primarily from a full quarter of results in the first quarter of 2020 at Rivers Des Plaines that was partially offset by the temporary closure of our equity investment properties.
All Other
For the first quarter of 2020, All Other Adjusted EBITDA decreased $2.1 million primarily due to a $1.2 million decrease from United Tote due to lower totalisator equipment sales in first quarter of 2020 compared to the prior year quarter, a $0.9 million decrease due to unfavorable results from the first full quarter of racing operations at Turfway Park, and a $0.5 million decrease from other sources. Partially offsetting these decreases was a $0.5 million increase at our corporate operations due to a reduction in accrued bonuses.
Capital Management
The Company repurchased 235,590 shares of its common stock in conjunction with its publicly announced share repurchase program at a total cost of $27.9 million in the first quarter of 2020. We had approximately $147.1 million repurchase authority remaining under this program as of March 31, 2020.

Conference Call
A conference call regarding this news release is scheduled for Thursday, April 30, 2020, at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at http://ir.churchilldownsincorporated.com/events.cfm, or by dialing (877) 372-0878 and entering the pass code 3608539 at least 10 minutes before the appointed time. International callers should dial (253) 237-1169. An online replay will be available at approximately noon ET on Thursday, April 30, 2020, and will continue to be available for two weeks. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.
Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA.
The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.
We use Adjusted EBITDA to evaluate segment performance, develop strategy and allocate resources. We utilize the Adjusted EBITDA metric to provide a more accurate measure of our core operating results and enable management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted net income and adjusted diluted EPS exclude discontinued operations net income or loss; net income or loss attributable to noncontrolling interest; changes in fair value for interest rate swaps related to Midwest Gaming; recapitalization costs related to the Midwest Gaming transaction; transaction expense, which includes acquisition and disposition related charges, Calder racing exit costs, as well as legal, accounting, and other deal-related expense; pre-opening expense; and certain other gains, charges, recoveries, and expenses.
Adjusted EBITDA includes the Company's portion of EBITDA from our equity investments.
Adjusted EBITDA excludes:
•Transaction expense, net which includes:
◦Acquisition and disposition related charges;
◦Calder racing exit costs; and
◦Other transaction expense, including legal, accounting, and other deal-related expense;
•Stock-based compensation expense;
•Midwest Gaming's impact on our investments in unconsolidated affiliates from:

◦The impact of changes in fair value of interest rate swaps; and
◦Recapitalization and transaction costs;
•Asset impairments;
•Gain on Ocean Downs/Saratoga Transaction;
•Legal reserves;
•Pre-opening expense; and
•Other charges, recoveries and expenses
For segment reporting, Adjusted EBITDA includes intercompany revenue and expense totals that are eliminated in the condensed consolidated statements of comprehensive (loss) income. Refer to the reconciliation of comprehensive income to Adjusted EBITDA included herewith for additional information.
About Churchill Downs Incorporated
Churchill Downs Incorporated (the "Company", "we", "us", "our") is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event - The Kentucky Derby. We own and operate Derby City Gaming, a historical racing machine facility in Louisville, Kentucky. We also own and operate the largest online horse racing wagering platform in the U.S., TwinSpires.com, and we operate sports betting and iGaming through our BetAmerica platform in multiple states. We are also a leader in brick-and-mortar casino gaming with approximately 11,000 slot machines and video lottery terminals and 200 table games in eight states. Additional information about CDI can be found online at www.churchilldownsincorporated.com.

Information set forth in this news release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which provides certain “safe harbor” provisions. All forward-looking statements made in this news release are made pursuant to the Act. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following: the impact of the novel coronavirus (COVID-19) pandemic and related economic matters on our results of operations, financial conditions and prospects; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; public perceptions or lack of confidence in the integrity of our business or any deterioration in our reputation; loss of key or highly skilled personnel; restrictions in our debt facilities limiting our flexibility to operate our business; general risks related to real estate ownership, including fluctuations in market values and environmental regulations; catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches; inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; increases in insurance costs and inability to obtain similar insurance coverage in the future; inability to identify and complete acquisition, expansion or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; costs and uncertainties relating to the development of new venues and expansion of existing facilities; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights; payment-related risks, such as risk associated with fraudulent credit card and debit card use; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; risks related to pending or future legal proceedings and other actions; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; work stoppages and labor issues; changes in consumer preferences, attendance, wagering and sponsorship with respect to Churchill Downs Racetrack and the Kentucky Derby; personal injury litigation related to injuries occurring at our racetracks; weather and other conditions affecting our ability to conduct live racing; the occurrence of extraordinary events, such as terrorist attacks and public health threats; changes in the regulatory environment of our racing operations; increased competition in the horse racing business; difficulty in attracting a sufficient number of horses and trainers for full field horse races; our inability to utilize and provide totalizator services; changes in regulatory environment of our online horse wagering business; number of people wagering on live horse races; increase in competition in our online horse racing wagering business; uncertainty and changes in the legal landscape relating to our online horse racing wagering business; continued legalization of online sports betting and iGaming in the United States and our ability to predict and capitalize on any such legalization; inability to expand our sports betting operations and effectively compete; failure to manage risks associated with sports betting; failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment with respect to our mobile and online wagering products; increased competition in our casino business; changes in regulatory environment of our casino business; concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs; and inability to collect gaming receivables from the customers to whom we extend credit.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended March 31,
(in millions, except per common share data)	2020	2019
Net revenue:
Churchill Downs	$23.5	$21.0
Online Wagering	67.3	63.1
Gaming	147.6	168.8
All Other	14.5	12.5
Total net revenue	252.9	265.4
Operating expense:
Churchill Downs	26.6	23.4
Online Wagering	50.1	45.1
Gaming	124.8	125.0
All Other	21.1	15.5
Selling, general and administrative expense	24.1	24.9
Impairment of intangible assets	17.5	—
Transaction expense, net	0.3	3.5
Total operating expense	264.5	237.4
Operating income	(11.6)	28.0
Other income (expense):
Interest expense, net	(19.3)	(13.7)
Equity in (loss) income of unconsolidated affiliates	(3.3)	4.1
Total other expense	(22.6)	(9.6)
(Loss) income from continuing operations before provision for income taxes	(34.2)	18.4
Income tax benefit (provision)	11.6	(6.5)
(Loss) income from continuing operations, net of tax	(22.6)	11.9
Loss from discontinued operations, net of tax	(0.9)	(0.3)
Net (loss) income	$(23.5)	$11.6
Net loss attributable to noncontrolling interest	(0.1)	—
Net (loss) and comprehensive (loss) income attributable to CDI	$(23.4)	$11.6

Net (loss) income per common share data - basic:
Continuing operations	$(0.57)	$0.30
Discontinued operations	$(0.02)	$(0.01)
Net (loss) income per common share - basic	$(0.59)	$0.29

Net (loss) income per common share data - diluted:
Continuing operations	$(0.57)	$0.30
Discontinued operations	$(0.02)	$(0.01)
Net (loss) income per common share - diluted	$(0.59)	$0.29

Weighted average shares outstanding:
Basic	39.7	40.4
Diluted	39.7	40.6

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$700.9	$96.2
Restricted cash	43.6	46.3
Accounts receivable, net	36.5	37.3
Income taxes receivable	25.2	14.5
Other current assets	36.8	26.9
Total current assets	843.0	221.2
Property and equipment, net	990.8	937.3
Investment in and advances to unconsolidated affiliates	630.0	634.5
Goodwill	367.1	367.1
Other intangible assets, net	351.1	369.8
Other assets	21.8	21.1
Total assets	$3,203.8	$2,551.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$80.6	$57.8
Accrued expenses and other current liabilities	161.4	173.4
Current deferred revenue	98.1	42.5
Current maturities of long-term debt	4.0	4.0
Dividends payable	—	23.5
Total current liabilities	344.1	301.2
Long-term debt, net of current maturities and loan origination fees	1,071.6	384.0
Notes payable, net of debt issuance costs	1,086.3	1,085.9
Non-current deferred revenue	16.7	16.7
Deferred income taxes	210.9	212.8
Other liabilities	38.6	39.4
Total liabilities	2,768.2	2,040.0
Commitments and contingencies
Shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Retained earnings	433.9	509.2
Accumulated other comprehensive loss	(0.9)	(0.9)
Total CDI shareholders' equity	433.0	508.3
Noncontrolling interest	2.6	2.7
Total shareholder's equity	435.6	511.0
Total liabilities and shareholders' equity	$3,203.8	$2,551.0

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)

	Three Months Ended March 31,
(in millions)	2020	2019
Cash flows from operating activities:
Net (loss) income	$(23.5)	$11.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	22.0	20.8
Distributions from unconsolidated affiliates	1.3	6.0
Equity in loss (income) of unconsolidated affiliates	3.3	(4.1)
Stock-based compensation	4.3	4.7
Deferred income taxes	(1.9)	6.4
Impairment of intangible assets	17.5	—
Amortization of operating lease assets	1.2	—
Other	0.9	0.4
Changes in operating assets and liabilities, net of business acquisitions and dispositions:
Income taxes	(10.7)	0.3
Deferred revenue	53.4	46.2
Other assets and liabilities	(24.3)	(22.0)
Net cash provided by operating activities	43.5	70.3
Cash flows from investing activities:
Capital maintenance expenditures	(9.0)	(13.9)
Capital project expenditures	(39.3)	(14.2)
Acquisition of businesses, net of cash acquired	—	(171.3)
Investments in and advances to unconsolidated affiliates	—	(409.8)
Other	—	(9.9)
Net cash used in investing activities	(48.3)	(619.1)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	719.8	1,231.9
Repayments of borrowings under long-term debt obligations	(32.4)	(632.9)
Payment of dividends	(23.4)	(22.2)
Repurchase of common stock	(28.4)	(26.5)
Cash settlement of stock awards	(12.7)	—
Taxes paid related to net share settlement of stock awards	(15.1)	(7.6)
Debt issuance costs	(0.9)	(7.5)
Other	(0.1)	(2.3)
Net cash provided by financing activities	606.8	532.9
Net increase in cash, cash equivalents and restricted cash	602.0	(15.9)
Cash, cash equivalents and restricted cash, beginning of period	142.5	173.3
Cash, cash equivalents and restricted cash, end of period	$744.5	$157.4

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended March 31,
(in millions)	2020	2019
GAAP net (loss) income attributable to CDI	$(23.4)	$11.6

Adjustments, continuing operations:
Changes in fair value of interest rate swaps related to Midwest Gaming	14.9	4.3
Recapitalization and transaction costs related to Midwest Gaming	—	4.0
Transaction, pre-opening, and other expense	2.0	5.2
Impairment of intangible assets	17.5	—
Income tax impact on net income adjustments(a)	(9.9)	(2.7)
Re-measurement of net deferred tax liabilities	—	2.8
Total adjustments, continuing operations	24.5	13.6
Big Fish Games net loss	0.9	0.3
Total adjustments	25.4	13.9
Adjusted net income attributable to CDI	$2.0	$25.5

Adjusted diluted EPS	$0.05	$0.63

Weighted average shares outstanding - Diluted (b)	40.2	40.6

(a) The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.
(b) For the three months ended March 31, 2020, diluted weighted average shares outstanding included 0.5 million shares of anti-dilutive stock awards excluded from the calculation of diluted shares for purposes of GAAP since we were in a net loss position.

	Three Months Ended March 31,
(in millions)	2020	2019
Total Handle
Churchill Downs Racetrack	$5.2	$7.3
TwinSpires(a)	329.8	304.4

(a) Total handle generated by Velocity is not included in total handle from TwinSpires

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended March 31,
(in millions)	2020	2019
Net revenue from external customers:
Churchill Downs:
Churchill Downs Racetrack	$1.9	$2.3
Derby City Gaming	21.6	18.7
Total Churchill Downs	23.5	21.0
Online Wagering:
TwinSpires	66.6	63.0
Online Sports Betting and iGaming	0.7	0.1
Total Online Wagering	67.3	63.1
Gaming:
Oxford	20.1	23.9
Calder	21.8	25.4
Riverwalk Casino	12.7	16.3
Harlow’s Casino	11.7	15.3
Fair Grounds and VSI	31.6	37.5
Ocean Downs	14.8	18.4
Presque Isle	27.6	29.7
Lady Luck Nemacolin	7.3	2.3
Total Gaming	147.6	168.8
All Other	14.5	12.5
Net revenue from external customers	$252.9	$265.4

Intercompany net revenue:
Churchill Downs	$0.3	$0.4
Online Wagering	0.4	0.3
Gaming	1.5	1.3
All Other	3.0	2.2
Eliminations	(5.2)	(4.2)
Intercompany net revenue	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended March 31, 2020
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$1.0	$63.9	$9.9	$74.8	$9.9	$84.7
Historical racing(a)	20.4	—	—	20.4	—	20.4
Racing event-related services	—	—	1.3	1.3	0.1	1.4
Gaming(a)	—	0.7	121.6	122.3	—	122.3
Other(a)	2.1	2.7	14.8	19.6	4.5	24.1
Total	$23.5	$67.3	$147.6	$238.4	$14.5	$252.9

	Three Months Ended March 31, 2019
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$1.4	$60.5	$12.2	$74.1	$7.5	$81.6
Historical racing(a)	17.7	—	—	17.7	—	17.7
Racing event-related services	—	—	1.5	1.5	—	1.5
Gaming(a)	—	0.1	146.6	146.7	—	146.7
Other(a)	1.9	2.5	8.5	12.9	5.0	17.9
Total	$21.0	$63.1	$168.8	$252.9	$12.5	$265.4

(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in Other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $7.6 million for the three months ended March 31, 2020 and $7.8 million for the three months ended March 31, 2019.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

Adjusted EBITDA by segment is comprised of the following:

	Three Months Ended March 31, 2020
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$23.8	$67.7	$149.1	$240.6	$17.5	$(5.2)	$252.9

Taxes and purses	(7.1)	(3.9)	(59.1)	(70.1)	(5.6)	—	(75.7)
Marketing and advertising	(1.1)	(3.5)	(5.3)	(9.9)	(0.1)	0.2	(9.8)
Salaries and benefits	(6.2)	(3.5)	(29.5)	(39.2)	(6.2)	—	(45.4)
Content expense	(0.4)	(33.2)	(1.2)	(34.8)	(1.6)	4.7	(31.7)
Selling, general and administrative expense	(1.5)	(1.4)	(6.7)	(9.6)	(8.9)	0.2	(18.3)
Other operating expense	(5.6)	(7.2)	(19.5)	(32.3)	(5.7)	0.1	(37.9)
Other income	—	—	21.2	21.2	—	—	21.2
Adjusted EBITDA	$1.9	$15.0	$49.0	$65.9	$(10.6)	$—	$55.3

	Three Months Ended March 31, 2019
(in millions)	Churchill Downs	Online Wagering	Gaming	Total Segments	All Other	Eliminations	Total
Net revenue	$21.4	$63.4	$170.1	$254.9	$14.7	$(4.2)	$265.4

Taxes and purses	(6.2)	(3.3)	(65.0)	(74.5)	(3.7)	—	(78.2)
Marketing and advertising	(1.1)	(1.0)	(5.1)	(7.2)	(0.1)	0.2	(7.1)
Salaries and benefits	(5.2)	(2.5)	(24.5)	(32.2)	(4.6)	—	(36.8)
Content expense	(0.5)	(32.1)	(1.2)	(33.8)	(1.8)	3.7	(31.9)
Selling, general and administrative expense	(1.7)	(1.8)	(6.4)	(9.9)	(9.5)	0.2	(19.2)
Other operating expense	(5.3)	(5.8)	(19.0)	(30.1)	(3.5)	0.1	(33.5)
Other income	—	—	15.9	15.9	—	—	15.9
Adjusted EBITDA	$1.4	$16.9	$64.8	$83.1	$(8.5)	$—	$74.6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended March 31,
(in millions)	2020	2019
Reconciliation of Comprehensive Income to Adjusted EBITDA:
Net (loss) income attributable to CDI	$(23.4)	$11.6
Net loss attributable to noncontrolling interest	0.1	—
Net (loss) income before noncontrolling interest	(23.5)	11.6
Loss (income) from discontinued operations, net of tax	0.9	0.3
(Loss) income from continuing operations, net of tax	(22.6)	11.9

Additions:
Depreciation and amortization	22.0	20.8
Interest expense	19.3	13.7
Income tax provision (benefit)	(11.6)	6.5
EBITDA	$7.1	$52.9

Adjustments to EBITDA:
Selling, general and administrative:
Stock-based compensation expense	$4.3	$4.7
Other charges	—	0.5
Pre-opening expense and other expense	1.7	1.3
Impairment of intangible assets	17.5	—
Transaction expense, net	0.3	3.5
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	9.5	3.5
Changes in fair value of Midwest Gaming's interest rate swaps	14.9	4.3
Midwest Gaming's recapitalization and transactions costs	—	3.9
Total adjustments to EBITDA	48.2	21.7
Adjusted EBITDA	$55.3	$74.6

Adjusted EBITDA by segment:
Churchill Downs	$1.9	$1.4
Online Wagering	15.0	16.9
Gaming	49.0	64.8
Total segment Adjusted EBITDA	65.9	83.1
All Other	(10.6)	(8.5)
Total Adjusted EBITDA	$55.3	$74.6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL OPERATIONAL METRICS
(Unaudited)

	Three Months Ended March 31,
(in millions)	2020	2019	Change
Gaming Segment
Revenue	$149.1	$170.1	$(21.0)
Adjusted EBITDA	49.0	64.8	(15.8)
Margin	32.9%	38.1%	(5.2)%

Wholly-owned casino margin(a)	21.6%	31.5%	(9.9)%
Same store wholly-owned casino margin(b)	27.3%	35.4%	(8.1)%
(a) Wholly-owned casino margin only includes the following casino-related results:
•Calder
•Fair Grounds Slots and VSI
•Harlow's
•Lady Luck Nemacolin
•Ocean Downs
•Oxford
•Presque Isle
•Riverwalk
(b) Same store wholly-owned casino margin excludes results from Presque Isle and Lady Luck Nemacolin for the three months ended March 31, 2020 and March 31, 2019.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL OPERATIONAL METRICS
(Unaudited)

In response to measures taken to limit the impact of COVID-19 and for the protection of our employees and customers, we have temporarily closed or suspended operations at the following properties:

Date of Closure
Churchill Downs Segment
Simulcast operations at Churchill Downs Racetrack	March 15, 2020
Derby City Gaming	March 15, 2020
Gaming Segment
Wholly-Owned Properties
Calder Casino and Racing	March 16, 2020
Fair Grounds Slots and Video Services, LLC	March 16, 2020
Fair Grounds Race Course(a)	March 22, 2020
Harlow's Casino Resort and Spa	March 16, 2020
Ocean Downs Casino and Racetrack	March 15, 2020
Oxford Casino and Hotel	March 16, 2020
Presque Isle Downs and Casino	March 16, 2020
Riverwalk Casino Hotel	March 16, 2020
Managed Properties
Lady Luck Nemacolin	March 16, 2020
Equity Investments
Rivers Casino Des Plaines	March 15, 2020
Miami Valley Gaming and Racing	March 14, 2020
All Other
Arlington International Racecourse off track betting and simulcast operations	March 16, 2020
Turfway Park(b)	March 26, 2020

(a) Fair Grounds Race Course conducted spectator-free live racing, including the Louisiana Derby, from March 13, 2020 through March 21, 2020 and canceled the remainder of racing dates.
(b) Turfway Park conducted spectator-free live racing from March 12, 2020 through March 25, 2020 and canceled the remainder of racing dates.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)

Summarized financial information for our equity investments is comprised of the following:

	Summarized Income Statement
	Three Months Ended March 31,
(in millions)	2020	2019
Net revenue	$137.8	$89.5

Operating and SG&A expense	100.8	61.0
Depreciation and amortization	4.2	2.2
Total operating expense	105.0	63.2
Operating income	32.8	26.3
Interest and other expense, net	(35.8)	(17.0)
Net (loss) income	$(3.0)	$9.3

	Summarized Balance Sheet
(in millions)	March 31, 2020	December 31, 2019
Assets
Current assets	$126.6	$64.0
Property and equipment, net	273.1	256.1
Other assets, net	246.0	240.1
Total assets	$645.7	$560.2

Liabilities and Members' Deficit
Current liabilities	$112.7	$73.3
Long-term debt	775.6	745.0
Other liabilities	41.8	20.6
Members' deficit	(284.4)	(278.7)
Total liabilities and members' deficit	$645.7	$560.2